Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of this 4th day of May, 2007, between Monarch Mortgage, a division of Monarch Bank (“Monarch Mortgage”), and Edward O. Yoder (“Employee”).

WHEREAS, Monarch Mortgage desires to employ Employee to serve as its President and Chief Executive Officer of the mortgage lending division of Monarch Bank, and Employee is willing to accept such continued employment in accordance with the terms of this Agreement; and

WHEREAS, Employee and Monarch Mortgage desire to enter into this Agreement; and

WHEREAS, Employee recognizes the importance to Monarch Mortgage and to the public of maintaining the high standards and quality associated with Monarch Bank and Monarch Mortgage’s name and reputation, and is willing to maintain such high standards and quality;

NOW, THEREFORE, it is agreed as follows:

1. TERM OF EMPLOYMENT: Subject to the provisions of this Agreement, Monarch Mortgage will employ Employee for an initial term of two (2) years, beginning on the Effective Date of May 1, 2007 (“Initial Term”). Not less than three (3) months prior to the expiration of the Initial Term, Monarch Bank’s President and Chief Executive Officer, or a to be designated party should these titles be held by more than one party, (the “President”) shall conduct and complete a review of Employee’s performance.

1.1 If the President determines upon such review that Employee has performed in accordance with Monarch Mortgage’s performance criteria, no further action will be necessary, and Monarch Mortgage shall employ Employee for an additional two-year period under the terms herein (“Successor Term”). Thereafter, this Agreement shall automatically renew for successive two-year periods unless either party gives three (3) months written notice prior to the expiration of any two-year term that it desires to terminate this Agreement. If Monarch Mortgage terminates this Agreement at the expiration of one of the Successor Terms, Employee will not be entitled to any additional wages, compensation or benefits other than those due through the end of the Successor Term.

1.2 If the President determines upon such review that Employee has not performed in accordance with Monarch Mortgage’s performance criteria, it shall so notify Employee in writing at least three (3) months prior to the expiration of the Initial Term hereof that this Agreement will not be renewed (“Notice of Non-Renewal”), and this Agreement shall expire and the employment created herein shall end at the conclusion of the Initial Term. If Monarch Mortgage terminates this Agreement at the end of the Initial Term, Employee shall also receive three additional month’s regular base salary following expiration pursuant to Monarch Mortgage’s regular pay schedule.

1.3 The regular base salary payable both prior to and following expiration as provided in subparagraph 1.2 shall not be paid if Employee competes with Monarch Mortgage in violation of subparagraphs 6.2 and 10.4 hereof.

1.4 Monarch Mortgage, in its sole discretion, shall have the option but not the obligation of relieving Employee of actually performing any services following the giving of a Notice of Non-Renewal. Employee shall nonetheless be paid as provided in subparagraph 1.2 provided he neither seeks or accepts employment in competition with Monarch Mortgage as provided in subparagraph 1.3 nor breaches any other provision hereof.

2. DUTIES: During his employment, Employee will devote his best efforts and substantially his full professional time to the business and affairs of Monarch Mortgage, perform such services not inconsistent with his position as are designated by the President, and use his best efforts to promote the interest of Monarch Mortgage and Monarch Bank. Employee pledges that during the term of this Agreement, Employee shall not, directly or indirectly, engage in any business that could detract from Employee’s ability to apply his best efforts to the performance of his duties hereunder. Employee further agrees to comply with all rules, regulations and policies established or issued by Monarch Mortgage or Monarch Bank. Subject to, and without limiting, the first sentence of this paragraph 2, the foregoing duties and obligations of Employee shall not prohibit Employee from serving as a director of entities not affiliated with Monarch Mortgage, or from devoting time to charitable organizations, personal investing or personal leisure activities.

3. COMPENSATION: Monarch Mortgage will pay Employee a regular base salary commensurate with his position and performance, such salary to be determined from time to time by the Board of Directors, but to be not less than $165,000 per year during the term of this Agreement. Such salary will be payable in periodic installments on the same basis as that of other employees of Monarch Bank who hold executive positions. In addition to salary, Employee shall be entitled to receive the following compensation while employed by Monarch Mortgage pursuant to the terms and conditions of this Agreement:

3.1 For each quarterly period that Employee is employed by Monarch Mortgage pursuant to the terms and conditions of this Agreement, Employee will receive a percentage of the quarterly pre-tax profit of Monarch Mortgage (the “Profit Bonus”) to distribute to employees, including himself, as appropriate. For purposes of this paragraph 3, (i) Profit Bonus pool shall equal twenty-five (25%) Percent of the quarterly net book income before taxes of Monarch Mortgage based on its historical accounting practices and internal financial reports consistently and reasonably computed and (ii) Monarch Mortgage shall mean the assets, business and activities of the residential mortgage lending division of Monarch Mortgage, together with the functionally related assets of Monarch Mortgage regardless of the specific entity that legally owns or conducts such assets, business or activities; provided, however, that Monarch Mortgage shall not include any non-residential or non-retail mortgage lending activities that Monarch Mortgage, acting in good faith and upon prior notice to Employee, determines cannot be efficiently conducted through Monarch Mortgage. The Profit Bonus shall be payable with respect to Monarch Mortgage’s pre-tax profit during the fiscal quarters ending March 31, June 30, September 30 and December 31, beginning with the quarter ending September 30, 2007. Any Profit Bonus to which Employee is entitled shall be paid by the day that is 45 days following the end of the quarter for which the Profit Bonus was earned. In the event that, during any quarterly period, Monarch Mortgage suffers a pre-tax loss, then the amount of such pre-tax loss shall be carried forward into one or more subsequent quarterly periods such that (i) the pre-tax losses shall be credited against (i.e. subtracted from) subsequent quarterly pre-tax profits for purposes of determining whether a Profit Bonus is payable for any subsequent quarters and the amount of such Profit Bonus and (ii) no Profit Bonus shall be payable to Employee during any calendar year if, as of the end of any given quarter during the year, Monarch Mortgage has suffered a net pre-tax loss on a year to date basis. Employee, subject to the approval of the Monarch Bank’s President, shall determine on a quarterly basis (i) which employees, including himself, of Monarch Mortgage will be entitled to the Profit Bonus; and (ii) what portion, if any, of the pre-tax profit pool each eligible employee will receive. It is the intent of the parties that Employee shall not in any quarter award more than half of the entire Profit Bonus Pool to himself.

3.2 Employee shall be entitled to receive a percentage of the quarterly spread income bonus equal to ten percent (10.0%) percent of the spread income of Monarch Mortgage, as the term is defined herein (“Spread Income Bonus”) to distribute to employees, including himself, as appropriate. The Spread Income Bonus shall be payable with respect to Monarch Mortgage’s spread income for each of Monarch Mortgage’s fiscal quarters ending March 31, June 30, September 30, and December 31, beginning with the quarter ending September 30, 2007. Employee, subject to the approval of the Monarch Bank’s President, shall determine on a quarterly basis (i) which employees, including himself, of Monarch Mortgage will be entitled to the Spread Income Bonus; and (ii) what portion, if any, of the Spread Income pool each eligible employee will receive. Any Spread Income Bonus due shall be paid to Employee within 45 days following the end of the quarter for which the Spread Income Bonus is earned. For purposes of this Agreement, “Spread Income” shall mean the income earned by Monarch Mortgage from the time Monarch Mortgage’s loans close until the time such loans are sold to third party investors, as determined by the excess of the interest rate earned by Monarch Mortgage on such loans over Monarch Mortgage’s cost of funds. Monarch Mortgage’s cost of funds shall be determined by Monarch Bank in good faith based on its actual cost of funds designated to support Monarch Mortgage’s funding activity with the addition of a reasonable overhead factor.

3.3 Employee shall be entitled to commissions up to 65 basis points of his personal production as determined by Monarch Bank’s President.

3.4 The provisions of paragraph 3 related to the Profit Bonus, Spread Income Bonus and personal production commissions shall not prohibit in any respect Monarch Mortgage’s right to discontinue its residential mortgage lending operations if Monarch Mortgages determines in good faith that such operations are not profitable on a sustained basis, are no longer allowed under applicable law as in effect from time to time or otherwise are not in the best interests of Monarch Mortgage.

3.5 In the event that, during the Initial Term or Successor Term, Employee’s employment under this Agreement is terminated without cause (as the term cause is defined in paragraph 6), then a partial quarter Profit Bonus and Spread Income Bonus shall be payable based on Monarch Mortgage Mortgage’s pre-tax profit and Spread Income for the period beginning on the first day of the quarter in which employment is terminated and ending on the date of such termination. Any partial quarter Profit Bonus or Spread Income Bonus shall be payable by the day that is forty-five (45) days after the end of the quarter in which termination occurs and shall be calculated in accordance with the provisions of this paragraph 3 above. Except as otherwise set forth in this subparagraph 3.2, in the event Employee’s employment with Monarch Mortgage is terminated during the Initial Term or any Successor Term, Employee shall not be entitled to receive a partial quarter or pro-rated Profit Bonus or Spread Income Bonus for the period beginning on the first day of the quarter in which termination occurs and ending on the date of termination.

BENEFITS

4.1. During each full year of employment, Employee shall have 26 days of paid time off.

4.2. During Employee’s employment with Monarch Mortgage, Employee will be provided with a reasonable leased automobile and fuel expense reimbursement, or automobile allowance, as determined by Employee and Monarch Bank’s President.

4.3. Employee will be eligible to participate in Monarch Mortgage’s 401 (k) Plan, under the terms and conditions of such Plan as modified from time to time. As of the date of this Agreement, (i) Monarch Mortgage employees have the option of deferring up to 6% of their base compensation on a pre-tax basis in various investment options and (ii) matching contributions are made at the sole discretion of Monarch Bank’s Board of Directors.

4.4. Employee will participate in the various employee benefits, disability and retirement plans provided for similarly situated employees according to the terms and conditions of those plans, as determined by the Monarch Bank’s Board of Directors. Employee is eligible for health, dental, life, and disability insurance through Monarch Mortgage’s plans, under the specific terms and conditions of such plan as in effect from time to time.

4.5. Employee will participate in Monarch Bank’s Supplemental Executive Retirement Plan (“SERP”), pursuant to which Employee will be eligible to receive a retirement benefit of $30,000 per year for ten (10) years following Employee’s retirement from Monarch Mortgage. The SERP benefit (i) is contingent upon Employee being employed by Monarch Mortgage for not less than ten (10) years, and (ii) will first be paid upon the Employee’s retirement from Monarch Mortgage or Employee reaching 65 years of age. Terms and conditions of this plan are in the plan document which includes, among other provisions, that in the event of change of control of Monarch Bank Financial Holdings, Inc., the SERP benefits shall vest and be funded.

5. DISABILITY: In the event that Employee, by reason of physical or mental incapacity or disability (“Disability”), is unable, with or without reasonable accommodation, to perform his duties and responsibilities under this Agreement, then Monarch Mortgage will pay to Employee his regular base salary for a three (3)

month period following the date on which the Disability first begins, after which time it is intended that the payments under the disability insurance maintained by Monarch Mortgage for Employee will be in effect. Thereafter, Monarch Mortgage will have no obligation to pay Employee any compensation under this Agreement; provided, however, that for a period of one (1) year following the date the Disability first begins, Employee shall have the right to return to employment under this Agreement if Employee, with or without reasonable accommodation, is again able to fully perform his duties. Upon such a return to employment, Employee shall work as mutually agreed upon by Monarch Mortgage and Employee, and Employee shall receive the same compensation and benefits as set forth in this Agreement, subject to appropriate pro-ration of compensation if Employee works less than the same schedule he had previously worked.

6. TERMINATION WITHOUT CAUSE; SEVERANCE PAY:

6.1 During the Initial or any Successor Terms Monarch Mortgage may terminate Employee’s employment without cause upon 30 days prior written notice. However, if Monarch Mortgage terminates employee’s employment pursuant to this subparagraph 6.1 , Monarch Mortgage shall pay to Employee, on its regular payroll dates, an amount equal to the greater of: (i) the unpaid salary (at the rate in effect at the time the notice of termination was given) that would otherwise have been paid to the Employee pursuant to this Agreement for the period from the effective date of termination to the end of the Term or (ii) one (1) year’s annual salary of the Employee in effect at the time the notice of termination was given (the “Severance Pay”). The Severance Pay provisions of this paragraph shall not apply if Monarch Mortgage provides notice of termination as set forth in paragraphs 1.1 or 1.2 of this Agreement. Notwithstanding the foregoing, in the event Employee elects to compete with Monarch Mortgage as described below in paragraphs 6.2 and 10.4, Monarch Mortgage shall have the right to immediately terminate Employee’s Severance Pay.

6.2 It is the specific intent of the parties that as long as Employee is receiving Severance Pay, Employee shall comply with non-competition covenant contained in paragraph 10.4 of this Agreement.

6.3. Monarch Mortgage and Employee have examined in detail paragraphs 6 and 10 and agree that the restraints imposed upon Employee are reasonable in light of the legitimate interests of Employer, and are not unduly harsh upon Employee’s ability to earn a livelihood. The parties further agree that any breach of this agreement by Monarch, whether or not it pre-dates a breach by Employee shall not serve as defense to the enforcement of the restrictive covenants contained in this agreement.

6.4 Notwithstanding any provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditional upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated hereunder.

7. TERMINATION FOR CAUSE: The Employee’s employment may be terminated at any time by Monarch Mortgage for “cause.” As used in this Agreement, the term “cause” means (i) personal dishonesty; (ii) gross neglect related to employment; (iii) incompetence; (iv) willful misconduct; (v) breach of loyalty or fiduciary duty to Monarch Mortgage; (vi) intentional failure to perform assigned or agreed upon duties; (vii) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or (viii) material breach of any provision of this Agreement. Termination by Monarch Mortgage for cause shall be determined by the vote of at least 51% of all of the members of the Monarch Bank Board of Directors. If the employment is so terminated, Employee will be entitled to receive any regular salary earned and employee benefits accrued as of the date of such termination, but Monarch Mortgage will have no further obligation to Employee hereunder from and after such date.

8. TERMINATION BY EMPLOYEE: Employee may resign from the employment of Monarch Mortgage at any time upon 90 days’ prior written notice. Upon such resignation, Employee shall have no rights to any further compensation or benefits after the 90-day notice period has expired. Monarch Mortgage reserves the option but not the obligation to relieve Employee from performance of work during this period, but absent subsequent breach hereof, Monarch Mortgage shall be obligated to pay Employee the Employee’s regular base salary for the entire 90-day notice period.

REQUIRED PROVISIONS:

9.1 If Employee is suspended and/or temporarily prohibited from participating in the conduct of Monarch Mortgage’s affairs by a notice served under the Federal Deposit Insurance Act or any Virginia State or Federal Regulatory Order, Monarch Mortgage’s obligations under this Agreement shall be suspended as of the date of service. If the charges in the notice are dismissed, Monarch Mortgage shall (i) pay Employee all or part of the compensation withheld while its obligations under the Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

9.2 If Employee is removed and/or permanently prohibited from participating in the conduct of Monarch Mortgage’s affairs by an order issued under the Federal Deposit Insurance Act or any Virginia State or Federal Regulatory Order, all obligations of Monarch Mortgage under this Agreement shall terminate as of the effective date of the order, but the Employee’s vested rights shall not be affected.

9.3 If Monarch Mortgage is in default as defined in the Federal Deposit Insurance Act or any Virginia State or Federal Regulatory Order, all obligations under this Agreement shall terminate as of the date of default, but the operation of this subparagraph 9.3 shall not affect any of Employee’s vested rights.

9.4 Monarch Mortgage will use its commercially reasonable efforts to mitigate any adverse impact of subparagraphs 9.1, 9.2 and 9.3 on the Employee.

NONDISCLOSURE/NON COMPETITION:

10.1 Employee agrees to hold and safeguard any information about Monarch Mortgage gained by Employee during the course of Employee’s employment. Employee shall not, without the prior written consent of Monarch Mortgage, disclose or make available to anyone for use outside Monarch Mortgage’s organization at any time, either during his employment or subsequent to any termination of his employment, however such termination is effected, whether by Employee or Monarch Mortgage, with or without cause, or expiration or non renewal of this Agreement, any information about Monarch Mortgage or its customers or suppliers, whether or not such information was developed by Employee, except as required in the performance of Employee’s duties for Monarch Mortgage.

10.2 Employee understands and agrees that any information about Monarch Mortgage or Monarch Mortgage’s customers is the property of Monarch Mortgage and is essential to the protection of Monarch Mortgage’s goodwill and to the maintenance of Monarch Mortgage’s competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing Monarch Mortgage’s and any affiliated companies promotional plans and strategies, pricing strategies, customers and prospective customers, customer lists, identity of key personnel in the employ of customers and prospective customers, computer programs, system documentation, manuals, ideas, or any other records or information belonging to Monarch Mortgage or relating to Monarch Mortgage’s Business (“Confidential Information”). As used in this paragraph 10, the terms Business and Monarch Mortgage shall have the same meanings given to such terms elsewhere in this Agreement. Employee agrees that Monarch Mortgage’s Confidential Information is a trade secret as defined in the Virginia Trade Secrets Act.

10.3 Employee understands and agrees that any information about Monarch Bank or Monarch Bank’s customers is the property of Monarch Bank and is essential to the protection of Monarch Bank’s goodwill and to the maintenance of Monarch Bank’s competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing Monarch Bank’s and any affiliated companies promotional plans and strategies, pricing strategies, customers and prospective customers, customer lists, identity of key personnel in the employ of customers and prospective customers, computer programs, system documentation, manuals, ideas, or any other records or information belonging to Monarch Bank or relating to Monarch Bank’s Business (“Confidential Information”). As used in this paragraph 10, the terms Business and Monarch Bank shall have the same meanings given to such terms elsewhere in this Agreement. Employee agrees that Monarch Bank’s Confidential Information is a trade secret as defined in the Virginia Trade Secrets Act.

10.4 Not withstanding anything in subparagraph 10.1, 10.2 or 10.3 or subparagraph 10.4 to the contrary, Monarch Mortgage agrees that the obligations of Employee set forth in subparagraphs 10.1, 10.2 or 10.3 shall not apply to any information which (i) becomes known generally to the public through no fault of the Employee; (ii) is required by applicable law, legal process or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (ii) or (iii) Employee shall give Monarch Mortgage reasonable advance written notice of the information intended to be disclosed and the reasons and circumstances surrounding such disclosure in order to permit Monarch Mortgage to seek a protective order or other appropriate request for confidential treatment of the applicable information.

10.5 If Employee is terminated from employment pursuant to paragraphs 1.1, 1.2, 7 or 8 Employee agrees that for a period of 2 years from his termination he will not “Compete” against Monarch Mortgage within a 30-mile radius of any office of Monarch Mortgage in existence on the date of his termination. For purposes of this paragraph “Compete” means that Employee shall be restricted from acting in an executive level capacity, either as an employee, officer, board of directors member, or a contractor in the “Business” in which Employee engaged prior to the termination of employment and from the “Business” about which Employee acquired proprietary or confidential information during the course of his employment. For purposes of this paragraph (i) the “Business” shall mean the business of mortgage lending and (ii) Monarch Mortgage shall mean collectively Monarch Mortgage, Monarch Mortgage’s parent corporation Monarch Financial Holdings, Inc., and any of their direct or indirect subsidiaries or any other entity that is an affiliate of Monarch Mortgage as the term affiliate is defined under Rule 12b-2 (or any successor rule thereto) under the Securities Exchange Act of 1934.

11. NON-SOLICITATION OF EMPLOYEES: Employee agrees that during his employment hereunder and for a period of one year following termination of Employee’s employment, whether such termination is voluntary or involuntary, effected by Monarch Mortgage or by Employee, regardless of cause, Employee shall not, directly or indirectly, hire, solicit or induce or attempt to hire, solicit or induce, any employee of Monarch Mortgage to become employed by Employee or any other person or entity or to perform services for remuneration for Employee or any other person or entity regardless of the structure or nature of any such remunerative relationship. For purposes of this paragraph 11, an employee of Monarch Mortgage shall mean any individual who was employed by Monarch Mortgage or any of its subsidiaries at the time of Employee’s termination or at any time during the six-month period immediately preceding such termination. As used in this paragraph 11, the term Monarch Mortgage shall have the same meaning given to such term in paragraph 6.

12. ENTIRE AGREEMENT: This Agreement supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Monarch Mortgage or any affiliate of Monarch Mortgage and contains all the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of either party, which is not embodied herein, and that no other agreement, statement or promise not contained in this Agreement t will be valid or binding. Any modification of these Agreements will be effective only if it is in writing signed by the party to be charged.

13. BINDING EFFECT: This Agreement will be binding upon and inure to the benefit of each of the parties and their successors.

14. LAW GOVERNING AGREEMENT: This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Virginia.

15. CONFLICT WITH REGULATIONS: The requirements of 12 C.F.R. § 563.39(b) (the “Employment Agreement Regulations”) shall be made part of this Agreement and are incorporated by reference. If any provision of this Agreement conflicts with the Employment Agreement Regulations, the Employment Agreement Regulations shall govern.

16. PARTIAL INVALIDITY: If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

17. SEVERABILITY: If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, and specifically including the restrictions on competition in paragraph 6, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid, and enforceable.

18. NOTICES: Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the addresses appearing herein, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of five (5) days after mailing.

TO:

Monarch Bank

Attention: President

1101 Executive Boulevard

Chesapeake, Virginia 23320

TO:

Edward O. Yoder, at the address provided by him to Monarch Mortgage and appearing on Monarch Mortgage’s payroll and employee records from time to time

19. COUNTERPARTS: This Agreement may be executed in counterparts, together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Monarch Bank has caused this Agreement to be executed in its name and behalf by its proper officers, thereunto duly authorized, and Employee has set his hand as of the date first above written.

EMPLOYEE NAME		MONARCH BANK

By:	/s/ Edward O. Yoder	By:	/s/ William F. Rountree
	Edward O. Yoder		William F. Rountree

Date:	May 4, 2007	Date:	May 4, 2007

ADDEMDUM TO EMPLOYMENT AGREEMENT

This addendum to the Employment Agreement between Monarch Mortgage and Edward O. Yoder modifies and supersedes sections 3.1 and 3.2 of that agreement dated May 4, 2007. This addendum is designed to clarify compensation issues related to the Profit Bonus Pool and the Payment of the Spread Income Bonus. This addendum, once signed by both parties, will be effective as of January 1, 2008 and for all periods thereafter.

New Section 3.1

3.1 For each quarterly period that Employee is employed by Monarch Mortgage pursuant to the terms and conditions of this Agreement, Employee will receive a percentage of the quarterly pre-tax profit of Monarch Mortgage (the “Profit Bonus”) to distribute to employees, including himself, as appropriate. For purposes of this paragraph 3, (i) Profit Bonus pool shall equal twenty-five (25%) Percent of the quarterly net book income before taxes of Monarch Mortgage based on its historical accounting practices and internal financial reports consistently and reasonably computed and (ii) Monarch Mortgage shall mean the assets, business and activities of the residential mortgage lending division of Monarch Mortgage, together with the functionally related assets of Monarch Mortgage regardless of the specific entity that legally owns or conducts such assets, business or activities; provided, however, that Monarch Mortgage shall not include any non-residential or non-retail mortgage lending activities that Monarch Mortgage, acting in good faith and upon prior notice to Employee, determines cannot be efficiently conducted through Monarch Mortgage. The Profit Bonus shall be payable with respect to Monarch Mortgage’s pre-tax profit during the fiscal quarters ending March 31, June 30, September 30 and December 31, beginning with the quarter ending September 30, 2007. Any Profit Bonus to which Employee is entitled shall be paid by the day that is 45 days following the end of the quarter for which the Profit Bonus was earned. In the event that, during any quarterly period, Monarch Mortgage suffers a pre-tax loss, then the amount of such pre-tax loss shall be carried forward into one or more subsequent quarterly periods such that (i) the pre-tax losses shall be credited against (i.e. subtracted from) subsequent quarterly pre-tax profits for purposes of determining whether a Profit Bonus is payable for any subsequent quarters and the amount of such Profit Bonus and (ii) no Profit Bonus shall be payable to Employee during any calendar year if, as of the end of any given quarter during the year, Monarch Mortgage has suffered a net pre-tax loss on a year to date basis. Notwithstanding the foregoing sentence, if Monarch Mortgage has suffered a net pre-tax loss for the year as of December 31 of any given year, beginning on December 31, 2008, during the term of this Agreement, the net pre-tax loss shall NOT be carried forward to the subsequent year for purposes of determining the amount of Profit Sharing Bonuses in such subsequent year. Due to start-up losses in 2007, the Profit Sharing Bonus Pool will be available once net pre-tax profits exceed $500,000 in 2008, with each additional dollar in profits exceeding $500,000 then available at the proper percentage stated elsewhere in this Agreement to the Profit Sharing Pool participants. Employee, subject to the approval of the Monarch Bank’s President or Chief Executive Officer, shall determine on a quarterly basis (i) which employees, including himself, of Monarch Mortgage will be entitled to the Profit Bonus; and (ii) what portion, if any, of the pre-tax profit pool each eligible employee will receive. It is the intent of the parties that Employee shall not in any quarter award more than half of the entire Profit Bonus Pool to himself.

New Section 3.2

3.2 Employee shall be entitled to receive a percentage of the quarterly spread income bonus equal to ten percent (10.0%) percent of the spread income of Monarch Mortgage, as the term is defined herein (“Spread Income Bonus”) to distribute to employees, including himself, as appropriate. The Spread Income Bonus shall be payable with respect to Monarch Mortgage’s spread income for each of Monarch Mortgage’s fiscal quarters ending March 31, June 30, September 30, and December 31, beginning with the quarter ending September 30, 2007. Employee, subject to the approval of the Monarch Bank’s President or Chief Executive Officer, shall determine on a quarterly basis (i) which employees, including himself, of Monarch Mortgage will be entitled to the Spread Income Bonus; and (ii) what portion, if any, of the Spread Income pool each eligible employee will receive. Any Spread Income Bonus due shall be paid to Employee within 45 days following the end of the quarter for which the Spread Income Bonus is earned. For purposes of this Agreement, “Spread Income” shall mean the income earned by Monarch Mortgage from the time Monarch Mortgage’s loans close until the time such loans are sold to third party investors and loans generated by Monarch Mortgage and booked on the balance sheet of Monarch Bank as determined by the excess of the interest rate earned by Monarch Mortgage on such loans over Monarch Mortgage’s cost of funds. Monarch Mortgage’s cost of funds shall be determined by Monarch Bank in good faith based on its actual cost of funds designated to support Monarch Mortgage’s funding activity with the addition of a reasonable overhead factor. Due to start-up losses in 2007, the Spread Income Bonus will be available once net pre-tax profits exceed $500,000 in 2008. The Spread Income Bonus will NOT be paid if there are pre-tax losses in any calendar quarter.

IN WITNESS WHEREOF, Monarch Bank has caused this Agreement to be executed in its name and behalf by its proper officers, thereunto duly authorized, and Employee has set his hand as of the date first above written.

EMPLOYEE NAME		MONARCH MORTGAGE/MONARCH BANK

By:	/s/ Edward O. Yoder	By:	/s/ Brad E. Schwartz
	Edward O. Yoder		Brad E. Schwartz

Date:	March 5, 2008	Date:	March 5, 2008

FIRST AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of the 19th day of December, 2008, by and between Monarch Mortgage, a division of Monarch Bank, a Virginia corporation (“Monarch Mortgage”) and Edward O. Yoder (the “Employee”).

WHEREAS, Monarch Mortgage and the Employee entered into an Employment Agreement dated May 4, 2007 and an Addendum dated March 5, 2008, (the “Agreement”);

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), imposes certain requirements on agreements such as this Employment Agreement; and

WHEREAS, the Monarch Mortgage and the Employee now desire to amend the Agreement to reflect the provisions required by Section 409A of the Code;

NOW, THEREFORE, the parties agree as follows:

1.	Section 3.3 is restated as follows:

3.3 Employee shall be entitled to commissions up to 65 basis points of his personal production as determined by Monarch Bank’s President and such amount shall be paid in one lump sum no later the end of the calendar year during which such determination is made.

2.	Section 4.6, Reimbursements and In-Kind Benefits, is added as follows:

4.6 Reimbursements and In-Kind Benefits. Monarch Mortgage shall pay all reimbursements required by this Agreement on or before the last day of the Employee’s calendar year following the calendar year in which the expense is incurred. Employee may not exchange the right to reimbursement or to an in-kind benefit for another reimbursement or benefit and may not receive cash in lieu of an in-kind benefit or right to reimbursement.

2.	Section 20, Section 409A of the Internal Revenue Code, is added as follows:

20. Section 409A of the Internal Revenue Code.

(i) Six Month Delay in Payments. If the Employee is a specified employee of a publicly traded corporation as defined in Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit in this Agreement is subject to Section 409A, then such payment or provision of benefits in connection with a separation from service payment event (as determined by Section 409A of the Code), as opposed to another payment event permitted under Section 409A, or an amount payable that is not subject to 409A, shall not be made until the first day of the month following the six month anniversary of the Employee’s separation from service. In the case or installment or periodic payments, the first payment shall include a “catch-up” amount equal to the sum of payments that would have been made to the Employee during the period preceding the first payment date if not 6-month delay had applied.

(ii) Compliance with Section 409A of the Code. Any benefit, payment or other right provided by the Agreement shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Agreement shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a failure described in Code section 409A(a)(1).

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

MONARCH BANK

By:

EMPLOYEE

/s/ Edward O. Yoder
Edward O. Yoder

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